News Release
CONTACT:	Steve Dale (Media) (612) 303-0784 Judith T. Murphy (Analysts) (612) 303-0783

U.S. BANCORP REPURCHASES TARP WARRANT FROM U.S. TREASURY

MINNEAPOLIS (July 15, 2009) — U.S. Bancorp (NYSE: USB) announced today that it has completed the repurchase of a warrant held by the U.S. Treasury Department. The 10-year warrant was issued on November 14, 2008, as part of the company’s participation in the U.S. Treasury’s Capital Purchase Program and entitled the Treasury to purchase 32,679,102 shares of the company’s common stock at an exercise price of $30.29 per share. The company paid $139 million to the Treasury to repurchase the warrant.

“We are very pleased to have completed the repurchase of the warrant, effectively concluding U.S. Bancorp’s participation in the Capital Purchase Program,” noted Richard K. Davis, chairman, president and chief executive officer of U.S. Bancorp. “We entered into the Capital Purchase Program to support the efforts of the U.S. Treasury Department to stimulate the economy and increase the flow of credit to both consumers and businesses across the country. We look forward to continuing those efforts as we support our customers and communities from a position of strength and independence.”

U.S. Bancorp, with $264 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States. The company operates 2,847 banking offices and 5,183 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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